Exhibit 10.3

CONSULTING AGREEMENT

PARTIES:	ALLENDALE PHARMACEUTICALS, INC.
a Delaware Corporation (the “Company”)
1400 N. Providence Road
Suite 6010, Building II
Media, Pennsylvania 19063

RTA, INC. (“Consultant”)
30 Neck Road
Old Lyme, Connecticut 06372

BACKGROUND: Pursuant to an Agreement and Plan of Merger dated as of January 12, 2007 (the “Merger Agreement”), Synova 2006 Acquisition Corp., (“Merger Sub”), a Delaware corporation and wholly-owned subsidiary of Synova Healthcare Group, Inc., a Nevada corporation (“Parent”), is merging on the date hereof with and into the Company (“Merger”). Consultant was an officer of the Company immediately prior to the Merger, and pursuant to Section 5.3(b) of the Merger Agreement, as a condition to the obligations of the Parent and Merger Sub under the Merger Agreement, Consultant and the Company are entering into this Consulting Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the parties hereto, intending to be legally bound, agree as follows:

1. Term of consultation. The Company hereby engages consultant and Consultant hereby accepts such role with the Company as the Company’s Regulatory and Technical Consultant. Subject to all of the terms and conditions of this Agreement, the term of this Agreement shall be for a period beginning on the date of the effectiveness of the Merger (the “Effective Date”) and ending on the one (1) year anniversary of the Effective Date (the “Term”), unless sooner terminated in accordance with the other provisions hereof. The Term of this Agreement may be renewed by mutual written agreement of the parties.

2. Duties. Consultant shall provide overall strategic guidance and oversight of the Company’s regulatory and technical medical affairs. Consultant shall devote such amount of his working time, energy, skill and efforts to the performance of his duties under this Agreement in a manner that will faithfully and diligently further the business and interests of the Company, as reasonably requested by the Company from time to time, not to exceed 50 hours per month. Consultant shall notify the Company in writing at such time when Consultant has provided 50 hours of service in any given month, whereupon Consultant and the Company may mutually agree in writing upon additional consulting services to be provided (“Additional Services”). Services shall be provided at times and places mutually agreed to among the parties. Consultant will faithfully comply with the Company’s corporate policies, as the same may change from time to time. Such services will include, but are not limited to, FDA regulatory interface, International regulatory interface, regulatory consultant monitoring, stability program monitoring, raw material review, medical consumer complaints, FDA Annual Reports, FDA Periodic Reports, and GMP compliance monitoring as necessary. Appropriate filing space will be provided by the Company at either Company facilities or an agreed off site facility. All services to be provided by Consultant shall be provided by Dr. Robert J. Staab.

3. Compensation, Benefits and Expenses.

3.1 Fees. The Company shall pay to Consultant an annual consulting fee equal to one hundred fifty thousand dollars ($150,000) (the “Compensation”), payable in weekly or bi-weekly installments. This shall be reviewed by the Board of Directors of the Company (“Board”) periodically in accordance with the Company’s normal compensation review practices for executive officers. Additional compensation shall be paid to Consultant for Additional Services, which shall be charged at the Consultant’s engagement rates as contemplated by this Agreement. The Company shall not make any deductions or cause to be deducted from the Compensation or any other compensation any taxes or other amounts. All of such Compensation shall be paid to RTA, Inc.

3.2 Benefits Assistance. The Company shall pay to Consultant a fee equal to ten thousand two hundred ninety dollars ($10,290.00) (the “Benefits Assistance”), payable in equal monthly installments of eight hundred fifty-seven dollars and fifty cents ($857.50). All of such Benefits Assistance shall be paid to RTA, Inc.

3.3 Expenses. Consultant shall be reimbursed by the Company for all ordinary, necessary and reasonable expenses actually incurred by Consultant in the course of the performance of services under this Agreement, subject to compliance with the Company’s generally applicable reimbursement policy and protocol; provided, however in no event shall Consultant incur, or be reimbursed for, any individual expense exceeding $250.00 without the Parent’s prior written consent.

4. Termination; Compensation Continuation.

4.1 Termination upon Death. This Agreement shall terminate as of the date of Consultant’s death, at which time all of Consultant’s rights to compensation and benefits under Section 3 of this Agreement or otherwise shall immediately terminate, except that heirs, personal representatives or estate shall be entitled to any unpaid portion of Compensation for periods before the date of death.

4.2 Termination upon Disability. “Disability” means any physical or mental incapacity, illness or infirmity that prevents or significantly restricts Consultant from performing his normal duties set forth herein. If Consultant suffers a Disability and the Disability continues for more than four months or for periods aggregating more than four months during any 12 month period, then Company shall have the right to terminate this Agreement upon written notice to Consultant, at which time all of Consultant’s rights to compensation and benefits under Section 3 of this Agreement or otherwise shall immediately terminate, except that Consultant shall be entitled to any unpaid portion of Consultant’s Compensation for periods before the date of termination.

4.3 Termination for Cause. The Company shall have the right to terminate this Agreement for Cause upon the delivery of written notice to Consultant. For purposes of this Agreement, “Cause” shall mean the failure by Consultant to perform his duties hereunder and the failure to cure such breach within [15 days] after receipt of such notice.

4.4 Return of Materials upon Termination. Upon termination of this Agreement, regardless of the reason and as a condition of payments due hereunder from the Company, Consultant (or his heirs, personal representatives or estate) shall promptly return to Company all documents (including all copies thereof) and other materials and property of the Company, or which pertains to any of their businesses, including without limitation all correspondence files, customer and prospect lists, price lists, contracts, software, manuals, technical data, forecasts and budgets, in Consultant’s possession or control, no matter from whom or in what manner acquired.

5. Restrictive Covenants of the Consultant.

5.1 Certain Acknowledgements. Consultant expressly acknowledges that:

5.2. Nondisclosure Covenants. At all times after the date hereof, except with Board’s prior written consent, or except in connection with the proper performance of services for and as a consultant of the Company, Consultant shall not, directly or indirectly, in any capacity:

5.2.1 communicate, publish or otherwise disclose to any Person, or use for the benefit of any Person, any confidential or proprietary property, knowledge or information of the Company or its Affiliates or concerning any of its business, databases, assets or financial condition, no matter when or how such knowledge or information was acquired, including (i) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts at customers and prospects; (ii) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (iii) pricing policies, marketing and sales strategies, methods of delivering products and services, and product and service development projects and strategies; (iv) designs, concepts, know-how, user manuals, technical manuals and other documentation for communications networks and related technologies; (v) employment and payroll records; (vi) forecasts, budgets, acquisition models and other nonpublic financial information; and (vii) expansion plans, management policies, methods of operation, and other business strategies and policies; including acquisition strategies, policies and acquisition targets, or

5.2.2 disclose, use or refer to any proprietary products or services or other confidential or proprietary knowledge or information of the Company or its Affiliates, no matter when or how acquired, for any purpose not in furtherance of the businesses and interests of the Company.

5.3 Certain Exclusions. For purposes of this Section 5, confidential and proprietary knowledge and information of the Company shall not include any knowledge and information that (i) is now known by or readily available to the general public, or that becomes known by or readily available to the general public other than as a result of any breach of this Section 5 or (ii) required by law, regulation or court order to be disclosed, provided that prior written notice is given to the Company, and the Consultant, to the extent legally permitted, uses reasonable efforts to provide the Company a reasonable opportunity to obtain a protective or similar order prior to such disclosure. The ownership by Consultant of not more than one percent of the outstanding securities of any public company shall not, by itself, constitute a breach of the Covenants contained in Section 5, even if such public company competes with the Company.

5.4 Scope of Covenants. If any Covenant, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other Covenants, or the other portions of such Covenant, or the application thereof, shall not be affected thereby and shall be enforceable without regard thereto. If any of the Covenants is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination shall have the power to reduce or limit such scope, duration, area or other factor, and such Covenant shall then be enforceable in its reduced or limited form.

6. Indemnification. The Company shall indemnify, defend and hold the Consultant harmless from any losses, costs or expenses (“Losses”) suffered or incurred by Consultant resulting from the provision of services by Consultant under this Agreement; provided, however, that the Company shall be not be required to indemnify Consultant for any Losses resulting from or arising out of Consultant’s negligence, willful misconduct or Consultant’s failure to perform his duties under this Agreement.

7. Miscellaneous.

7.1 Prior Agreements and Claims.

7.1.1 Consultant represents and warrants to Company that there are no restrictions, contracts, agreements or understandings to which Consultant is a party or by which he is bound that would prevent or make unlawful his execution of this Agreement and the provision of services by him to the Company hereunder.

7.2 Assignment. Company may assign its rights and duties under this Agreement to any entity that is the successor, by operation of law or otherwise, to the business of Company, and the nature of Consultant’s duties under this Agreement do not change in any material respect. This Agreement, being for the personal services of Consultant, shall not be assignable by him.

7.3 Definition of “Person.” As used herein, “Person” means any individual, sole proprietorship, joint venture, partnership, limited liability company, company, bank, association, cooperative, trust, estate, government, governmental, administrative or regulatory body, or other entity of any nature.

7.4 Independent Contractor. During the Term of this Arrangement, Consultant shall be deemed to be an independent contractor. Consultant shall be free to devote his time, energy and skill to any such person, firm or company as Consultant deems advisable except to the extent that Consultant is obligated to devote its time, energy and skill to the Company pursuant to the terms of this Agreement. Consultant shall not be considered as having an employee status vis-a-vis the Company.

7.5 Notices. All notices, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or one business day after being sent by a nationally recognized overnight delivery service, charges prepaid. Notices also may be given by facsimile and shall be effective on the date transmitted if confirmed within 48 hours thereafter by a signed original sent in the manner provided in the preceding sentence. Notice to Consultant shall be sent to his most recent address of record with the Company. Notice to Company shall be sent to the Company’s headquarters to the attention of the Chairman of its Board, with a copy to Synova Healthcare Group, Inc., 1400 N. Providence Road, Suite 6010, Building II, Media, Pennsylvania 19063, Attention: Stephen E. King. Either party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other party in accordance with this Section 7.5, provided that any such change of address notice shall not be effective unless and until received.

7.6 Controlling Law, Jurisdiction and Process. This Agreement and all disputes or controversies between the parties, shall be construed and enforced in accordance with, the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. In any action involving or relating to this Agreement, (a) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the state and federal courts located in the Commonwealth of Pennsylvania, (b) each of the parties irrevocably waives the right to trial by jury, and (c) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.5 hereof.

7.7 Attorneys’ Fees. In the event any party takes legal action to enforce any of the terms of this Agreement, the unsuccessful party to such action shall pay the successful party’s expenses, including attorneys’ fees and expenses, incurred in such action.

7.8 Other Provisions. This Agreement states the entire understanding of the parties with respect to the subject matter hereof, and supersedes all prior oral and written communications and agreements, and all contemporaneous oral communications and agreements, with respect to the subject matter hereof. This Agreement shall bind, benefit and be enforceable by and against Consultant and his heirs, personal representatives, estate and beneficiaries, and Company and its successors and assigns. No amendment or modification of this Agreement, and no waiver of any provision of this Agreement or any breach or default thereof, shall be effective unless in writing and signed by the party against whom enforcement is sought. No failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by either party, and no course of dealing between the parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original hereof. Section and subsection headings in this Agreement are for convenience of reference only, do not constitute a part of this Agreement, and shall not affect its interpretation.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Consulting Agreement as of the 12th day of January, 2007.

ALLENDALE PHARMACEUTICALS, INC.

By:	/s/ Gene Detroyer
Name:	Gene Detroyer
Title:	President and CEO

CONSULTANT

RTA, INC.

By:	/s/ Robert J. Staab
Robert J. Staab,
President